UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

WINDSTREAM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

WYOMING	0-54360	98-0178621
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 Buckeye Street

North Vernon, Indiana 47265

(Address of Principal Executive Offices)

(812) 953-1481

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On October 16, 2014, the Company entered into a Securities Purchase Agreement with accredited investors for the issuance of original issue discount senior secured convertible debentures in the aggregate principal amount of $3,520,000, in exchange for $3,520,000 in secured investor notes payable to the Company, less the initial subscription amount of $712,500 and initial cash at closing of $622,500. The debentures include a 5% original issue discount and bear interest at 10% per annum, of which the first year is guaranteed to the lenders. The secured investor notes are secured by equity interests in Redwood Management LLC held by members thereof pursuant to a security agreement.

The notes are convertible into shares of common stock of the Company at a price determined by a formula using the volume weighted average price of the Company’s common stock for a 20 day trading period prior to the conversion date at a 65% rate. The Company may prepay any portion of the principal amount under the debentures at 130% of such amount.

Principal payments on the notes are due starting approximately six months from the date of the note, April 15, 2015, in various amounts as contained in the notes and can be paid in cash, with a 30% premium over payments made in common shares of the Company’s stock, or in issuances of common stock. The final payment is due on October 1, 2015. The notes bears interest at 12% per annum.

The Company is currently evaluating the embedded conversion features within this original issue discount senior secured convertible debentures under ASC 815 “Derivatives and Hedging” and will determine whether the embedded conversion feature or the warrants qualify for derivative accounting. Additionally, these notes will be evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion features.

The Company will pay aggregate commissions to Carter, Terry & Company in connection with this placement described herein of $253,000.

The above descriptions of the subscription agreement, original issue discount senior secured convertible debentures, secured investor notes and security agreement are qualified in their entirety by reference to the forms of subscription agreement, original issue discount senior secured convertible debentures, secured investor notes and security agreement attached as Exhibits 4.1 through 4.8 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 3.02.

These securities were not registered under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since the Conventions Shareholders agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Convertible Debenture Subscription Agreement.

4.2	Form of Original Issue Discount Senior Secured Convertible Debenture.

4.3	Form of Original Issue Discount Senior Secured Convertible Debenture.

4.4	Form of Original Issue Discount Senior Secured Convertible Debenture.

4.5	Form of Secured Investor Note.

4.6	Form of Secured Investor Note.

4.7	Form of Secured Investor Note.

4.8	Form of Investor Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WindStream Technologies, Inc.

Date: October 29, 2014	By:	/s/ Daniel Bates
	Name:	Daniel Bates
	Title:	Chief Executive Officer